Exhibit 99.1

TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
(212) 230-5301
Mark.aaron@tiffany.com

TIFFANY INCREASES QUARTERLY DIVIDEND BY 12.5%

New York, May 26, 2016 -- The Board of Directors of Tiffany & Co. (NYSE: TIF) has declared a regular quarterly dividend of $0.45 per share of Common Stock, representing a 12.5% increase in the quarterly rate. This declaration increases the quarterly dividend from $0.40 per share (or $1.60 annually) to the new rate of $0.45 per share (or $1.80 annually).

Michael J. Kowalski, chairman, announced the dividend increase at Tiffany’s Annual Meeting of Shareholders and said, “Despite recent pressures on earnings growth, our Board believes that Tiffany has the ability to generate substantial cash flow to reinvest in its business as well as to continue to return excess cash to shareholders. Tiffany has now increased the dividend rate 15 times in the past 14 years and, in so doing, has also increased the payout ratio over that period. Our long-term target is to maintain a mid-40’s payout ratio.”

The dividend will be paid on July 11, 2016 to shareholders of record on June 20, 2016. Future dividends are subject to declaration by the directors.

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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